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                                                                    Exhibit 12.1

                          WESTERN WIRELESS CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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
                                                                                     Year Ended December 31,
                                                              ---------------------------------------------------------------------
                                                                1998           1999           2000           2001           2002
                                                              ---------      ---------      ---------      ---------      ---------
Income (loss) from continuing operations before provision
       for income taxes and cumulative change in
       accounting principle                                   $ (13,359)     $ (48,121)     $  65,406      $(143,564)     $ (92,050)
Adjust for:
       Minority interests in net loss of consolidated
             subsidiaries                                          (479)        (1,610)        (2,058)       (18,967)        (8,408)
       Equity in net (income) loss of unconsolidated
             affiliates, net of tax                               4,746         14,529           (658)         7,772         (4,219)
                                                              ---------------------------------------------------------------------
Income (loss) from continuing operations before provision
       for income taxes, cumulative change in accounting
       principle, minority interests in consolidated
       subsidiaries and income (loss) from equity
       investees                                                 (9,092)       (35,202)        62,690       (154,759)      (104,677)
Add:
                   Fixed Charges                                 92,227         99,993        152,229        163,353        158,791
                   Amortization of capitalized interest              --             --             --            125            425
Deduct
       Interest capitalized                                          --             --             --         (1,500)        (2,100)
       Minority interest in pre-tax income of
          subsidiaries that have not incurred fixed
          charges                                                    --             --            488           (616)          (104)
                                                              ---------------------------------------------------------------------
          Earnings                                            $  83,135      $  64,791      $ 215,407      $   6,603      $  52,335
                                                              =====================================================================


       Fixed Charges:
          Interest and financing expense, net                 $  92,227      $  99,993      $ 152,229      $ 161,853      $ 156,691
          Interest capitalized                                       --             --             --          1,500          2,100
                                                              ---------------------------------------------------------------------

          Fixed charges                                       $  92,227      $  99,993      $ 152,229      $ 163,353      $ 158,791
                                                              =====================================================================


                                                              ---------------------------------------------------------------------
       Ratio of earnings to fixed charges                          0.90           0.65           1.42           0.04           0.33
                                                              =====================================================================

                                                              ---------------------------------------------------------------------
       Deficiency of earnings to cover fixed charges          $  (9,092)     $ (35,202)     $      --      $(156,750)     $(106,456)
                                                              =====================================================================
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